Exhibit 10.62

Summary of Compensation for Directors

As of December 31, 2013, PC Connection, Inc.’s directors consisted of: (i) Joseph Baute; (ii) David Beffa-Negrini; (iii) Barbara Duckett; (iv) Patricia Gallup; (v) David Hall; and (vi) Donald Weatherson. Each director receives an annual retainer of $75,000, payable quarterly, for service on the Board. Each independent director also receives an annual retainer of $15,000, payable quarterly, for participation in the Board’s audit and compensation committees. In addition, Board members who act in a chairman capacity receive annual fees as follows: Board chair, $35,000; Board vice-chair, $10,000; audit committee chair, $10,000; compensation committee and sub-committee chair, $5,000. On December 3, 2013, each director was awarded 2,500 restricted stock units, valued at a price of $23.36 per unit, of which 500 restricted stock units vested on the grant date. The remaining restricted stock units vest in four equal annual installments beginning on December 3, 2014. The restricted stock awards are settled in equivalent shares of our common stock upon vesting. The table below sets forth the retainer fees paid for 2013:

Director	Annual Retainer	Chairman Fees	Audit and Compensation Committee	Total Retainer Fee Paid for 2013(1)
Joseph Baute	$75,000	$10,000	$15,000	$100,000
David Beffa-Negrini	75,000			75,000
Barbara Duckett	75,000	5,000	15,000	95,000
Patricia Gallup	75,000	35,000	—	110,000
David Hall	75,000			75,000
Donald Weatherson	75,000	10,000	15,000	100,000

(1)	In addition, non-officer directors receive reimbursement for all reasonable expenses incurred in attending board and committee meetings.